EXHIBIT 99.1

Intermountain Community Bancorp Reports Third Quarter Results With Stronger Credit Quality and Improving Net Interest Margin

Maintains Conservative, Liquid Balance Sheet Following Non-cash Charges for Deferred Tax Asset Valuation and Goodwill Impairment

SANDPOINT, Idaho, Oct. 29, 2010 (GLOBE NEWSWIRE) -- Intermountain Community Bancorp (OTCBB:IMCB), the holding company for Panhandle State Bank, reported financial results for the third quarter ended September 30, 2010, with an increased net interest margin and continued reductions in non-performing assets. Intermountain reported that following a $10.1 million provision for loan losses and two non-cash charges totaling $19.1 million, it recorded a net loss applicable to common shareholders of $24.7 million, or $2.95 per common share, for the third quarter. Net loss applicable to common shareholders in the preceding quarter was $2.9 million, or $0.35 per common share, when its provision for loan losses was $4.9 million. In the third quarter a year ago, the loan loss provision was $3.8 million, and the net loss applicable to common shareholders was $2.7 million, or $0.32 per common share. For the first nine months of 2010, Intermountain recorded a net loss applicable to common shareholders of $32.4 million, or $3.86 per common share, compared to a net loss applicable to common shareholders of $14.6 million, or $1.75 per common share, in the like period a year ago.

The current quarter's results include the establishment of a $7.4 million non-cash valuation allowance against the Company's deferred tax assets (DTA). Under applicable accounting rules, if Intermountain does not generate certain levels of taxable income it must adjust the balance of its deferred tax benefits. The company analyzes the deferred tax asset on a quarterly basis and may recapture a portion of this allowance depending on future profitability.

The current quarter's results also include an $11.7 million non-cash write-off of the Company's goodwill. The goodwill impairment charge is based upon the results of its recently completed goodwill impairment analysis. The goodwill impairment and the deferred tax asset adjustment total $19.1 million and are non-cash adjustments that do not impact the Company's current liquidity or underlying operating results. The adjustments also have no impact on the Company's regulatory capital ratios, as they are both already excluded from the Company's regulatory capital calculations.

The Company's underlying operating results continue to improve. Third quarter pre-tax operating income, excluding the DTA adjustment, goodwill write-off, loan loss provision and other real estate owned (OREO) operations, was $2.1 million up from $1.9 million in the second quarter, and $1.5 million in the year ago period.

"Our asset quality continues to improve both with the decline in total nonperforming assets and the improving mix of loans in the portfolio," said Curt Hecker, Chief Executive Officer. "We have been highly proactive in dealing with problem credits, taking write-downs early in the process and initiating dialogue with borrowers at the first sign of trouble. Consequently, we have booked significant loan loss provisions over the past three years, totaling $68.5 million and charged off $67.4 million in problem assets since the beginning of 2008. We continue to see a significant decline in overall problem credits and classified assets, the bulk of which have been in construction and land development.  Given the continued tough economic conditions, our commercial real estate, C&I, agriculture, and consumer portfolios are all performing well, and we have been able to maintain our non-performing asset and delinquency ratios at favorable levels against our peer groups.

"The elevated provision in the third quarter relates primarily to the restructuring of two large client relationships that resulted in charging off $4.5 million of the $19.9 million total loans outstanding. We believe that the additional chargeoff and the restructuring of these relationships reduced the total potential loss in the near term and may lead to some recovery of the current charge offs in future periods.   We are also seeing improvement in our funding sources as the mix of deposits is improving and our cost of funds is declining.  In addition, we continue to work diligently toward augmenting capital and remain cautiously optimistic that the investment community will recognize the long-term potential of our franchise and commit additional capital in the future," Hecker said.

"As we continue to manage our planned reduction of problem assets, we are actively cultivating new loan demand in our local markets," added Hecker. "We have just initiated new promotional activities in the mortgage and small business markets, which we believe are presently being underserved. Our commitment in these areas will help local communities and assist small business owners in the markets we serve, allowing us to satisfy a broad set of customers' needs."

3Q10 Highlights (at or for the three-month period ended Sept. 30, 2010, compared to June 30, 2010, or Sept. 30, 2009)

  The mix of deposits continues to improve with local customers accounting for 95% of all accounts, compared to 91% a year ago.
  Transaction accounts also increased to 63.6% of total deposits, up from 58.9% a year ago.
  Intermountain reduced its average interest cost on deposits by 8 basis points from the prior quarter and 52 basis points from a year ago.
  Nonperforming assets decreased $3.7 million to $22.8 million, or 2.30% of total assets, down from 2.49% at June 30, 2010 and 3.47% a year ago.
  Land and construction loans decreased 47.3% to $94.9 million, or 15.6% of the portfolio, compared to $180.0 million or 25.1% a year ago.
  The net interest margin improved 14 basis points from the prior quarter to 3.85% as a result of lower funding costs.
  Loans delinquent for 30 to 89 days were 0.69% of loans, down 79 basis points from 1.48% a year ago.
  The estimated total Risk Based Capital Ratio was approximately 11.26% and the estimated Tier 1 Leverage Ratio was 6.77%.
  The Company continues to maintain high levels of liquidity as represented by cash and cash equivalents of over $109 million, available-for-sale marketable securities totaling $176 million, and substantial untapped borrowing line availability.
  Allowance for potential loan losses stood at $14.3 million, or 2.36% of total loans and 87.6% of non-performing loans ("NPLs") compared to 2.46% of total loans and 78.9% of NPLs a year ago.

"While Idaho's unemployment rate at 9% is below the national average, the economic recovery remains elusive in most of the communities we serve," Hecker noted. "The recent record earnings announced by Micron is welcome news for our Treasure Valley (greater Boise) customers, and the bonuses that they are starting to pay should be a boost to the Southern Idaho market. In fact, we are already seeing stabilization in this area. The Panhandle region of Idaho felt the impact of the recession later than its southern neighbors, and the loan losses we took this quarter were primarily in this region. We believe the issues we faced this quarter on the larger credits were an isolated incident. While we believe the worst of the downturn is behind us, we expect to continue to work with our clients to resolve any potential issues for the foreseeable future."

The Bank continues to see the benefits of its long-term outreach program, Powered by Community. This institution-wide initiative has narrowed its focus in the past nine months to concentrate on three priorities: Women and Money, Business Development, and Non-Profit Support. Since its inception in early 2009, Powered by Community has developed strong community partnerships, allowing the Bank to benefit from the positive momentum generated by maintaining its community focus during challenging times and further developing its business relationships throughout its markets.

Asset Quality

Nonperforming loans decreased 8% to $16.4 million at the end of September, down from $17.8 million at the end of June, and down 27% from $22.3 million a year ago. Total nonperforming assets (NPAs) were $22.8 million at quarter end, compared to $26.5 million at June 30, 2010, and $36.7 million a year ago. At quarter end, the ratio of NPAs to total assets was 2.30% down from 2.49% in the preceding quarter, and down from 3.47% a year ago. Loan delinquencies (30 days or more past due) were up slightly from the prior quarter and down significantly from a year ago at 0.69% of total loans at September 30, 2010 from 0.50% at June 30, 2010 and 1.48% at September 30, 2009.

Classified loans grew 4% to $62.4 million during the quarter and declined 33% from the year ago total of $93.8 million. Classified loans are loans in which the bank anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur. "The slight increase in classified loans from the prior quarter reflected the restructuring efforts required to resolve the large credit relationships noted above," Hecker noted, "and we anticipate that we will resume the downward trend in classified loan balances going forward."

The following tables summarize nonperforming assets by type and geographic region, and provide trending information over the prior year.

				E. Oregon,
	North Idaho	Magic	Greater	SW Idaho			% of Loan
NPA by type and location	- Eastern	Valley	Boise	excluding			type to
9/30/2010	Washington	Idaho	Area	Boise	Other	Total	total NPAs
(Dollars in thousands)
Commercial loans	$ 2,541	$ 1,241	$ 141	$ 430	$ 41	$ 4,394	19.2%
Commercial real estate	1,580	286	431	337	2,248	4,882	21.4%
Commercial construction	464	--	--	1,198	--	1,662	7.3%
Land and land development	3,481	107	1,374	342	1,962	7,266	31.9%
Agriculture	--	--	506	24	404	934	4.1%
Multifamily	--	--	112	--	--	112	0.5%
Residential real estate	2,572	279	348	188	137	3,524	15.5%
Residential construction	2	--	--	--	--	2	0.0%
Consumer	5	7	--	--	--	12	0.1%
Total	$10,645	$1,920	$2,912	$2,519	$4,792	$22,788	100.0%

Percent of total NPA	46.71%	8.43%	12.78%	11.05%	21.03%	100.0%

NPA BY CATEGORY
(Dollars in thousands)	9/30/2010	6/30/2010	9/30/2009
Commercial loans	$ 4,394	$ 3,364	$ 3,537
Commercial real estate	4,882	4,760	4,113
Commercial construction	1,662	1,931	7,292
Land and land development	7,266	11,625	14,566
Agriculture	934	524	940
Multifamily	112	112	188
Residential real estate	3,524	3,982	4,582
Residential construction	2	193	1,403
Consumer	12	28	103
Total NPA by Categories	$22,788	$26,519	$36,724

The Company has continued to reduce its residential construction loan portfolio with only $5.0 million remaining in this loan segment and only $2,000 in residual nonperforming loans. Land and land development loans have declined to $67.8 million, down 32.3% from a year ago. The mix of this segment has changed considerably as well, with a substantial reduction in residential subdivision loans, leaving a lower-risk portfolio of commercial land and small lots owned by individual consumers. NPAs in this segment now total $7.3 million, down from $14.6 million a year ago. "Through concerted efforts by our credit officers and special assets group, we continue to reduce the risk of our portfolio by successfully decreasing our exposure to construction and development loans," Hecker noted.

NPA totals in most other categories were stable or dropped as well from the second quarter of 2010, and are relatively well-balanced between the other major loan types. Non-performing commercial loans were up from the prior quarter but flat from a year ago, reflecting continuing economic stress on this sector as the recovery slows.

At $6.4 million, OREO balances continue to trend down, dropping by 26.6% from the prior quarter and 55.4% from September, 2009.  The Company has sold 19 properties totaling $3.6 million since June 30, 2010, partially offset by the addition of 11 properties of $1.7 million for the quarter ending September 30, 2010. A total of 37 properties remained in the OREO portfolio at quarter end, consisting of $4.1 million in construction and land development properties, $546,000 in commercial real estate properties, and $1.7 million in other properties.

Assets and Loan Portfolio Summary

Assets totaled $991.2 million at September 30, 2010, down 7.0% from $1.07 billion at June 30, 2010 and from $1.06 billion a year ago. Net loans receivable declined 4.9% from the preceding quarter and were down 15.2% year-over-year at $592.6 million. Reductions in land development, residential and commercial construction loans totaled $85.1 million from a year ago, while commercial and multi-family loans grew on a year-over-year basis. The changes continue to reflect management's efforts to reduce higher-risk assets and create a more diversified loan portfolio. "Many of the Company's commercial and commercial real estate borrowers represent long-term customers in our northern Idaho base," Hecker said, adding "they have been challenged by difficult economic conditions, but have managed conservatively and maintained solid operations." The agricultural loans in the portfolio, which account for 15.5% of total loans, continue to perform well, accounting for only 4.1% of all nonperforming assets. "Our agricultural producers, including beef, wheat and vegetable seed farmers and ranchers continue to do well," said Hecker, noting that "we will continue to focus our efforts on these borrowers, along with additional emphasis on attracting more agricultural, commercial and consumer borrowers."

LOANS BY CATEGORIES
(Dollars in thousands)	9/30/2010	% of total	6/30/2010	% of total	9/30/2009	% of total
Commercial loans	$132,608	21.8%	$143,935	22.6%	$129,014	18.0%
Commercial real estate	175,993	29.0%	178,516	28.0%	176,265	24.6%
Commercial construction	22,051	3.6%	20,455	3.2%	71,408	10.0%
Land and land development	67,846	11.2%	76,029	11.9%	100,249	14.0%
Agriculture	93,786	15.5%	101,029	15.9%	117,347	16.4%
Multifamily	27,048	4.5%	28,107	4.4%	17,938	2.5%
Residential real estate	62,482	10.3%	62,794	9.9%	70,771	9.9%
Residential construction	4,994	0.8%	4,715	0.8%	8,325	1.1%
Consumer	14,810	2.4%	16,044	2.5%	19,424	2.7%
Municipal	5,298	0.9%	5,269	0.8%	5,835	0.8%
Total loans receivable	606,916	100.0%	636,893	100.0%	716,576	100.0%
Net deferred origination fees	16		(21)		84
Allowance for losses on loans	(14,334)		(13,743)		(17,613)
Loans receivable, net	$592,598		$623,129		$699,047

							% of
				E. Oregon,			Loan
Loan Portfolio by	North Idaho	Magic	Greater	SW Idaho,			type to
Location	- Eastern	Valley	Boise	excluding			total
9/30/2010	Washington	Idaho	Area	Boise	Other	Total	loans
(Dollars in thousands)
Commercial loans	$ 84,687	$ 11,043	$ 13,478	$ 20,944	$ 2,456	$132,608	21.8%
Commercial real estate	117,088	15,270	17,101	16,851	9,682	175,992	29.0%
Commercial construction	9,825	2,287	8,143	1,198	597	22,050	3.6%
Land and land development	50,570	4,578	7,642	2,376	2,681	67,847	11.2%
Agriculture	1,699	9,010	19,663	61,258	2,157	93,787	15.5%
Multifamily	18,657	--	843	--	7,548	27,048	4.5%
Residential real estate	40,648	6,087	4,155	7,790	3,803	62,483	10.3%
Residential construction	3,623	228	242	901	--	4,994	0.8%
Consumer	8,011	1,677	1,209	3,355	557	14,809	2.4%
Municipal	5,212	86	--	--	--	5,298	0.9%
Total	$340,020	$ 50,266	$ 72,476	$ 114,673	$29,481	$606,916	100.0%
Percent of total loans in geographic area	56.02%	8.28%	11.94%	18.89%	4.87%	100.0%

Deposit, Investment Portfolio and Equity Summary

Reflecting largely seasonal reductions of municipal and commercial deposits and planned runoff of higher-rate, non-relationship CDs, total deposits declined 2.3% in the quarter to $788.5 million. The 6.0% year-over-year reduction was comprised largely of brokered and CDAR CD reductions of $38.0 million, as the Company focused on reducing its cost of funds and non-core funding. Core deposits, which exclude brokered, jumbo and municipal certificates of deposit, declined less than 1.0% to $653.0 million at quarter end compared to $657.6 million a year ago. Transaction deposits represent the bulk of the deposit base at 63.6% of total deposits at September 30, compared to 63.5% in the prior quarter and 58.9% a year ago. Jumbo and brokered deposits continued to decline both in absolute terms and as a percent of the overall portfolio reflecting the ongoing strategy to build core deposits. "We continue to be inspired by the loyalty of our local customers and their confidence in our people and our franchise," Hecker added.

DEPOSITS
(Dollars in thousands)	9/30/2010	% of total	6/30/2010	% of total	9/30/2009	% of total
Non-interest bearing demand accounts	$163,597	20.8%	$162,137	20.1%	$153,271	18.3%
NOW & Money market accounts	337,523	42.8%	349,955	43.4%	340,722	40.6%
Savings & IRA accounts	75,772	9.6%	77,549	9.6%	80,182	9.6%
Certificates of deposit (CDs)	80,779	10.2%	84,672	10.5%	89,457	10.6%
Jumbo CDs	77,600	9.8%	79,720	9.9%	83,774	10.0%
Brokered CDs	40,899	5.2%	45,348	5.6%	76,136	9.1%
CDARS CDs to local customers	12,334	1.6%	7,399	0.9%	15,123	1.8%
Total Deposits	$788,504	100.0%	$806,780	100.0%	$838,665	100.0%

Available-for-sale investments totaled $176.1 million at September 30, 2010, a decrease of 2.6% from $180.8 million at September 30, 2009. "Liquidity remains a high priority for us, and we maintain a conservative cash and investments position," Chief Financial Officer, Doug Wright said. The securities portfolio contains $10.7 million in private label mortgage-backed securities, for which $349,000 in credit loss impairments were recognized in the third quarter of 2010, compared to $237,000 in the second quarter of 2010, and $198,000 in the third quarter a year ago.

Stockholders' equity totaled $60.3 million at September 30, 2010, compared to $83.6 million at June 30, 2010 and $97.6 million at September 30, 2009. Tangible book value per common share totaled $4.08 compared to $5.47 in the second quarter and $7.18 at September 30, 2009. Tangible stockholders' equity to tangible assets was 6.05%, down from 6.79% at June 30 and 8.17% a year ago.

Income Statement Summary

Net interest income before provision for loan losses totaled $9.0 million for the third quarter, up from $8.8 million in the immediate prior quarter and down from $9.7 million in the year ago quarter. The improvement from second quarter results reflected improvement in the cost of funds. Lower interest rates, a more conservative asset mix with more low yielding cash investments and securities, and interest reversals on nonperforming loans impacted net interest income over the past year.  In addition, the Company experienced a one-time re-pricing cost in restructuring its remaining brokered CDs to significantly reduce future interest expense. "We have taken significant steps in the past several months to lower future interest expense," noted Wright, "including re-pricing the cost of our retail CD portfolio down by 1.02% on average, lowering annual future brokered CD costs by $435,000 and allowing $15.0 million in higher-rate Federal Home Loan Bank advances to run off. The combined annual savings of these changes is estimated to be over $2 million."

The net interest margin improved 14 basis points to 3.85% in the third quarter of 2010, compared to 3.71% in the second quarter of 2010 and 6 basis points lower than a year ago.  The yield on earning assets of 5.00% during the quarter was up 8 basis points from the prior quarter results, but was off 50 basis points from the year ago quarter, as a result of reductions in market interest rates and much higher balances of low-yielding cash and investment securities balances. Cost of interest bearing liabilities fell 5 basis points in the quarter and 48 basis points year-over-year. The cost on interest bearing liabilities was 1.13% in the third quarter of 2010, which reflects the strong, low-cost funding mix resulting from a high percentage of local core deposits. "Our margin continues to improve with lower liability interest costs and reductions in the reversal of interest on problem credits," noted Wright.

Net charge-offs were $9.5 million in the third quarter, including the writedown of $4.5 million in the two relationships noted above. As a result, Intermountain recorded a $10.1 million provision for loan losses in the third quarter of 2010, up from the $4.9 million provision made in the second quarter of 2010 and $3.8 million provision recorded in the third quarter of 2009.   Year-to-date, net charge offs totaled $23.4 million compared to $24.0 million during the first nine months of 2009.

Other income was $2.8 million in the third quarter of 2010, compared to $3.0 million in the prior quarter and $3.1 million in the third quarter a year ago. Impairment charges on available-for-sale investments and lower fees on deposit accounts mandated by recent regulatory changes offset increases in debit card and investment income during the quarter.

"The measures we are taking to control overhead costs continue to generate significant improvement in operating efficiencies," said Hecker. Excluding the one-time goodwill impairment, operating (non-interest) expenses for the third quarter of 2010 were $10.3 million compared to $11.3 million in the second quarter of 2010 and $13.0 million in the third quarter a year ago.  Salary and benefits expense dropped $731,000 or 12.9% from the third quarter a year ago. "We continue to evaluate and implement additional cost-reduction opportunities, and anticipate further reductions in operating expenses in ensuing quarters," he added.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Intermountain believes that certain non-GAAP financial measures provide investors with information useful in understanding Intermountain's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	June 30,	September 30,
	2010	2010	2009
	(Dollars in thousands,
	except per share amounts)
ASSETS

Cash and cash equivalents	$ 109,256	$ 129,096	$ 50,519
Loans receivable, net	592,598	623,129	699,047
Loans held for sale	3,067	3,728	4,048
Investments and asset-backed securities ("ABS") available for sale	176,065	178,945	180,808
Investments and ABS held to maturity	22,234	23,050	15,189
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	40,882	41,094	42,749
Goodwill	--	11,662	11,662
Other intangible assets, net	342	374	472
Bank-owned life insurance	8,674	8,583	8,308
Other real estate owned	6,424	8,754	14,395
Prepaid expenses and other assets	29,363	35,015	28,818
Total assets	$ 991,215	$ 1,065,740	$ 1,058,325

LIABILITIES
Deposits	$ 788,504	$ 806,780	$ 838,665
Advances from Federal Home Loan Bank	34,000	49,000	24,000
Repurchase agreements	80,756	98,549	70,493
Other borrowings	16,527	16,527	16,527
Accrued expenses and other liabilities	11,126	11,301	11,038
Total liabilities	930,913	982,157	960,723

STOCKHOLDERS' EQUITY
Common stock	78,722	78,650	78,481
Preferred stock	25,709	25,625	25,381
Accumulated other comprehensive loss (1)	(1,178)	(2,475)	(4,663)
Accumulated deficit	(42,951)	(18,217)	(1,597)
Total stockholders' equity	60,302	83,583	97,602
Total liabilities and stockholders' equity	$ 991,215	$ 1,065,740	$ 1,058,325

Book value per common share, excluding preferred stock	$ 4.12	$ 6.91	$ 8.63
Tangible Book Value per common share, excluding preferred stock (2)	$ 4.08	$ 5.47	$ 7.18
Shares outstanding at end of period	8,390,877	8,390,877	8,365,776
Stockholders' Equity to Total Assets	6.08%	7.84%	9.22%
Tangible Stockholders' Equity to Tangible Assets (3)	6.05%	6.79%	8.17%
Tangible Common Equity to Tangible Assets	3.46%	4.36%	5.74%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$ 9,563	$ 9,814	$ 11,051
Investments	2,174	1,785	2,552
Total interest income	11,737	11,599	13,603

Interest expense:
Deposits	1,862	2,051	3,022
Borrowings	849	789	920
Total interest expense	2,711	2,840	3,942

Net interest income	9,026	8,759	9,661

Provision for losses on loans	(10,058)	(4,914)	(3,756)
Net interest income (loss) after provision for losses on loans	(1,032)	3,845	5,905

Other income (expense):
Fees and service charges	1,898	2,047	1,941
Loan related fee income	642	799	624
Net gain (loss) on sale of securities	206	89	500
Other-than-temporary impairment on investments	(349)	(237)	(198)
Bank-owned life insurance	92	95	91
Other income	328	205	149
Total other income, net	2,817	2,998	3,107

Operating expenses:
Salaries and employee benefits	4,942	5,088	5,673
Occupancy expense	1,853	1,789	1,814
FDIC assessment	502	471	393
OREO operations	562	1,380	1,663
Goodwill impairment	11,662	--	--
Other expenses	2,397	2,546	3,413
Total operating expenses	21,918	11,274	12,956

Loss before income tax benefit	(20,133)	(4,431)	(3,944)
Income tax (provision) benefit	(4,169)	1,934	1,702

Net loss	(24,302)	(2,497)	(2,242)

Preferred stock dividend	432	428	416

Net loss applicable to common stockholders	$ (24,734)	$ (2,925)	$ (2,658)

Loss per share — basic	$ (2.95)	$ (0.35)	$ (0.32)
Loss per share — diluted	$ (2.95)	$ (0.35)	$ (0.32)

Weighted-average common shares outstanding — basic	8,390,877	8,388,128	8,365,836
Weighted-average common shares outstanding — diluted	8,390,877	8,388,128	8,365,836

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2010	2009
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$ 29,026	$ 34,403
Investments	5,926	8,030
Total interest income	34,952	42,433

Interest expense:
Deposits	6,303	9,609
Borrowings	2,444	3,049
Total interest expense	8,747	12,658

Net interest income	26,205	29,775

Provision for losses on loans	(21,780)	(25,210)
Net interest income after provision for losses on loans	4,425	4,565

Other income (expense):
Fees and service charges	5,733	5,497
Loan related fee income	1,934	1,828
Net gain (loss) on sale of securities	349	1,795
Other-than-temporary impairment on investments	(605)	(442)
Bank-owned life insurance	277	271
Other income	650	376
Total other income, net	8,338	9,325

Operating expenses:
Salaries and employee benefits	15,862	17,031
Occupancy expense	5,470	5,590
FDIC assessment	1,442	1,803
OREO operations	2,971	3,098
Goodwill impairment	11,662	--
Other expenses	7,347	8,873
Total operating expenses	44,754	36,395

Loss before income tax benefit	(31,991)	(22,505)
Income tax benefit	882	9,143

Net loss	(31,109)	(13,362)

Preferred stock dividend	1,279	1,245

Net loss applicable to common stockholders	$ (32,388)	$ (14,607)

Loss per share — basic	$ (3.86)	$ (1.75)
Loss per share — diluted	$ (3.86)	$ (1.75)

Weighted-average common shares outstanding — basic	8,383,841	8,358,908
Weighted-average common shares outstanding — diluted	8,383,841	8,358,908

INTERMOUNTAIN COMMUNITY BANCORP EXHIBIT A – RECONCILIATION SCHEDULE FOR NON-GAAP NUMBERS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
	(Dollars in thousands)

Loss before income taxes	$ (20,133)	$ (4,431)	$(3,944)	$ (31,991)	$ (22,505)
Provision for losses on loans	10,058	4,914	3,756	21,780	25,210
Goodwill impairment	11,662	--	--	11,662	--
OREO operations	562	1,380	1,663	2,971	3,098
Total (1)	$ 2,149	$ 1,863	$ 1,475	$ 4,422	$ 5,803

(1) Management believes that this presentation of non-GAAP results provides useful information to investors regarding the effects of the credit cycle on the Company's reported results of operations.

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Net Interest Spread:
Yield on Loan Portfolio	6.04%	6.06%	5.98%	6.02%	6.17%
Yield on Investments & Cash	2.85%	2.42%	4.09%	2.64%	4.38%
Yield on Interest-Earning Assets	5.00%	4.92%	5.50%	4.95%	5.72%

Cost of Deposits	0.93%	1.01%	1.45%	1.04%	1.58%
Cost of Advances	2.52%	2.56%	4.26%	2.55%	4.12%
Cost of Borrowings	2.08%	1.86%	2.05%	1.94%	2.06%
Cost of Interest-Bearing Liabilities	1.13%	1.18%	1.61%	1.21%	1.74%

Net Interest Spread	3.87%	3.74%	3.90%	3.74%	3.98%

Net Interest Margin	3.85%	3.71%	3.91%	3.71%	4.02%

Performance Ratios:
Return on Average Assets	-9.37%	-0.94%	-0.82%	-3.95%	-1.64%
Return on Average Assets (2)	-2.02%			-1.53%
Return on Average Common Stockholders' Equity	-212.06%	-20.05%	-14.49%	-80.64%	-24.80%
Return on Average Common Stockholders' Equity(2)	- 48.63%			-33.18%
Return on Average Common Tangible Equity (1)	-244.80%	-25.25%	-17.40%	-97.18%	-29.34%
Return on Average Common Tangible Equity (2)	-56.14%			-39.98%
Operating Efficiency (3)	86.60%	95.89%	101.47%	95.80%	93.08%
Noninterest Expense to Average Assets	8.45%	4.22%	4.75%	5.68%	4.47%
Noninterest Expense to Average Assets(3)	3.96%			4.20%
(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.
(2) Non-GAAP ratios adjusted for Goodwill Impairment charge of $11,662,395 and Deferred Tax Asset Valuation charge of $7,400,000.
(3) Non-GAAP ratios adjusted for Goodwill Impairment charge of $11,662,395.

INTERMOUNTAIN COMMUNITY BANCORP LOAN DATA

	September 30,	June 30,	September 30,
	2010	2010	2009
	(Dollars in thousands)

Net Charge-Offs to Average Net Loans	6.10%	5.98%	5.84%
Loan Loss Allowance to Total Loans	2.36%	2.16%	2.46%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$ 532	$ --	$ 471
Nonaccrual Loans	15,832	17,765	21,858
Total Nonperforming Loans	16,364	17,765	22,329
OREO	6,424	8,754	14,395
Total Nonperforming Assets ("NPA")	$ 22,788	$ 26,519	$ 36,724

NPA to Total Assets	2.30%	2.49%	3.47%
NPA to Net Loans Receivable	3.85%	4.26%	5.25%
NPA to Estimated Risk Based Capital (Bank)	27.82%	29.27%	33.84%
NPA to Tangible Equity + Allowance for Loan Loss	30.67%	31.09%	35.63%
Loan Delinquency Ratio (30 days and over)	0.69%	0.50%	1.48%

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	September 30,	June 30,	September 30,
	2010	2010	2009
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans	6.10%	5.98%	5.84%
Loan Loss Allowance to Total Loans	2.36%	2.16%	2.46%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$ 532	$ --	$ 471
Nonaccrual Loans	15,832	17,765	21,858
Total Nonperforming Loans	16,364	17,765	22,329
OREO	6,424	8,754	14,395
Total Nonperforming Assets ("NPA")	$ 22,788	$ 26,519	$ 36,724

NPA to Total Assets	2.30%	2.49%	3.47%
NPA to Net Loans Receivable	3.85%	4.26%	5.25%
NPA to estimated Risk Based Capital (Bank)	27.82%	29.27%	33.84%
NPA to Tangible Equity + Allowance for Loan Loss	30.67%	31.09%	35.63%
Loan Delinquency Ratio (30 days and over)	0.69%	0.50%	1.48%

Regulatory Capital ( Estimated September 30, 2010)
Total capital (to risk-weighted assets):
The Company	11.26%	11.69%	13.11%
Panhandle State Bank	11.77%	12.07%	12.81%
Tier 1capital (to risk-weighted assets):
The Company	10.00%	10.44%	11.85%
Panhandle State Bank	10.51%	10.82%	11.55%
Tier 1 capital (to average assets):
The Company	6.77%	7.54%	9.44%
Panhandle State Bank	7.14%	7.84%	9.44%
CONTACT:  Intermountain Community Bancorp
          Curt Hecker, CEO
            (208) 263-0505
            curt.hecker@panhandlebank.com
          Doug Wright, Executive Vice President & CFO
            (509) 363-2635
            doug.wright@intermountainbank.com
          Carolyn Shaw, Senior Vice President, Risk Manager and
           Financial Accounting Officer
            (509) 944-3888
            carolyn.shaw@intermountainbank.com